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FOR RELEASE 6 A.M. EST TUESDAY, OCTOBER 28, 1997


CONTACTS:   MONSANTO COMPANY              MILLENNIUM PHARMACEUTICALS, INC.
            Lori J. Fisher                Elizabeth Heller
            314-694-8535                  617-679-7468
                                          Claro Midgley (in New York)
                                          212-696-4455


                                          NOONAN/RUSSO
                                          212-696-4455
                                          Barbara Lindheim, ext. 237 (investors)
                                          Neil Cohen, ext. 205 (media)




             MONSANTO AND MILLENNIUM ENTER MAJOR GENOMICS ALLIANCE


CAMBRIDGE, Mass. Oct. 28, 1997 -- Monsanto Company (NYSE: MIC) and Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced that they have entered into a broad collaborative agreement in genomics research. As part of the agreement, Monsanto will form a wholly-owned, Cambridge, Massachusetts-based subsidiary.

Millennium will exclusively collaborate with this subsidiary to apply its proprietary technologies to the discovery and development of genomics-based plant and agriculture products. Millennium will also non-exclusively license and transfer to Monsanto a range of genomics technologies for use in the research and development of other life sciences products, including pharmaceuticals. The technologies to be used in this effort include Millennium's tools and processes for genomics research.

"This new venture couples Millennium's broad, integrated technology platform with Monsanto's extensive research program in agriculture, food and pharmaceuticals to create a leading genomics-based life sciences presence," said Hendrik A. Verlaillio, president of Monsanto. "This subsidiary is an integral component of our life sciences strategy and will provide an enabling technology for our future growth. By greatly increasing the speed and precision with which we can analyze new product leads, this agreement will help us rapidly bring future Monsanto life sciences products to market."



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       238 Main Street, Cambridge, MA 02142-1017 - Telephone: 617-679-7000
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             MONSANTO AND MILLENNIUM ENTER MAJOR GENOMICS ALLIANCE

Over the five-year term of the agreement, Monsanto will pay Millennium $118 million in upfront, licensing and technology transfer fees. The agreement also provides for payments from Monsanto to Millennium of up to $100 million over five years for achieving mutually agreed upon research objectives. Monsanto will also fund the new subsidiary's research activities, including staffing of about 100 scientists during 1998. Millennium will receive royalty payments based on certain plant and agricultural products originating from research conducted by the new company. Millennium also will have the right to use certain technologies developed by the new company for non-exclusive use outside of the plant and agricultural areas.

"We believe that Monsanto shares our vision of the potential of genomics-based technologies to transform life sciences," said Mark J. Levin, chief executive officer at Millennium. "We are delighted and excited by the prospect of marrying the strengths of Monsanto's and Millennium's world-leading research and discovery efforts in the largest and most comprehensive agricultural genomics effort in the world."

"This alliance with Monsanto is a further validation of Millennium's stated commitment to leverage and maximize the value of our integrated genomics-based technology platform through innovative business structures, while maintaining our core focus on human healthcare," said Alan Crane, vice president, business development at Millennium. "With the Monsanto alliance, we have shown our ability to market our genomics platform, in both exclusive and non-exclusive formats, as a versatile product of wide applicability in areas of the life sciences beyond drug discovery. In addition, we have clearly demonstrated Millennium's ability to generate near- and mid-term revenue and value for our shareholders to complement our strategy of longer-term value creation through human therapeutic product discovery and development."

The Monsanto and Millennium collaboration is subject to Hart Scott Rodino clearance. The new company is expected to begin operating immediately thereafter.

As a life sciences company, Monsanto is committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 20,000 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.

Millennium, a leading genomics driven life sciences company, employs large-scale genetics, genomics, high-throughput screening and bioinformatics in an integrated, broad-based discovery platform to enable and accelerate the discovery and development of new, proprietary therapeutic, diagnostic and life sciences products and services addressing major market needs. Headquartered in Cambridge, Massachusetts, Millennium and its affiliates currently employ more than 450 people.


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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in such forward looking statements include uncertainties relating to the gene identification, drug discovery and clinical development processes; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under the collaborative agreements; the impact of competitive products and technological change; uncertainties relating to patent protection; and uncertainties relating to Millennium's ability to obtain the substantial additional funds required for its progress. The factors that could affect the performance of Millennium are more fully described in filings by Millennium with the Securities and Exchange Commission including but not limited to the factors set forth under the heading "Business -- Factors That May Affect Results" in the Annual Report on Form 10-K of Millennium for the year ended December 31, 1996, as filed on March 31, 1997.


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